EXHIBIT 99.1

OSG

OSG America L.P.	Press Release

For Immediate Release

OSG AMERICA L.P. REPORTS RESULTS FOR SECOND QUARTER 2009

Highlights

▪	TCE revenues increased 7% quarter-over-quarter to $64.2 million, reflecting 196 additional revenue days
▪	Net income of $4.7 million declined 5% from the same period a year ago; second quarter net income included severance costs and a loss on sale of vessels that totaled $772,000
▪	Distribution coverage ratio for the second quarter was 104%
▪	Sponsor announced intention to tender for all outstanding common units at $8.00 per share
▪	85% of revenue days on term charters for the balance of 2009, 64% in 2010 and 54% in 2011

TAMPA, FL – August 5, 2009 – OSG America L.P. (OSG America or the Partnership) (NYSE: OSP), the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, today reported financial results for the second quarter and six months ended June 30, 2009.

For the second quarter ended June 30, 2009, the Partnership reported net income of $4.7 million, a 5% decrease from $4.9 million in the same period of 2008. Net income in the second quarter of 2009 included $772,000 of charges related to the loss on sale of one vessel and severance and relocation costs. Time charter equivalent (TCE)1 revenues were $64.2 million, up 7% from $59.9 million. The increase in TCE revenues was principally due to additional revenue days and higher TCE rates associated with the newly delivered Jones Act product carriers, partially offset by the lay up in the second quarter of 2009 of one ATB and reduced daily TCE rates earned on the two non-Jones Act product carriers.

President and CEO Myles Itkin stated, “The U.S. Flag market continues to face significant challenges as U.S. oil demand in the second quarter fell quarter-over-quarter for the sixth consecutive quarter. We are taking aggressive steps to reduce costs in response to these market conditions, including placing vessels in lay up. However, we expect the Jones Act vessel supply/demand balance to continue to weaken through 2010. Despite these near-term challenges, OSG America’s modern fleet, technical excellence, strong client relationships and industry leadership will allow us to succeed over the long term.”

For the six months ended June 30, 2009, the Partnership reported net income of $10.9 million, a 25% increase from $8.7 million in the same period of 2008. TCE revenues were $131.7 million, an increase of 17% from $112.3 million in the same period of 2008. Higher TCE revenues reflect an increase of 547 revenue days due primarily to four Jones Act product carriers that delivered after the first quarter of 2008. Additionally, the OSG 243 re-entered service in April 2008 following completion of its 12-month conversion to double hull. Income from vessel operations totaled $12.1 million, up 23% from $9.8 million in the first half of 2008.

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1Time charter equivalent (TCE) revenues, distributable cash flow and EBITDA are non-GAAP financial measures. See Appendix for a description or reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures.

Quarterly and Recent Events

Proposed Tender of OSG America L.P. – On July 29, 2009, Overseas Shipholding Group, Inc. (OSG; NYSE: OSG), which owns a 77.1% interest in the Partnership, announced its intention to tender for all of the outstanding common units of OSG America held by the public. In a letter received by the independent members of the Board of Directors of OSG America LLC, OSG America’s general partner, OSG, communicated its intention to initiate a tender offer in late August for all the publicly held common units at a price of $8.00 in cash per unit, representing a premium of approximately 12.7% above the closing unit price of OSG America on July 29, 2009 and 11.1% above the average closing price of the units for the preceding 90 trading days.

Vessel Delivery – The Overseas Nikiski, a newly built 46,815 dwt U.S. Flag Jones Act product carrier, was delivered on June 11, 2009 by American Shipping Company ASA (“AMSC”). The vessel is on a three-year time charter to Tesoro.

Update on Vessels in Lay up – As a result of weak market conditions, the Partnership placed the Overseas Galena Bay, a single hull vessel, in lay up during July 2009 upon the completion of a time charter to SeaRiver. The barge OSG 214 has remained in lay up since April 2009. In addition, OSG, the time charterer of the Overseas New Orleans and the Overseas Puget Sound, both single hull vessels, requested that the Partnership place both vessels in lay up in April. OSG America continues to receive time charter revenues from OSG for these vessels but at reduced rates reflecting a pass-back to OSG of vessel expense savings realized during the lay up period. The Overseas Puget Sound will begin a grain voyage in August.

Negotiations with AMSC – OSG and AMSC (collectively the “parties”) are negotiating to resolve a number of issues outstanding between them, including among other things, the arbitration previously disclosed in the Partnership’s filings with the Securities and Exchange Commission. In February, the parties signed a Nonbinding Agreement in principle to settle all of their outstanding commercial disagreements, including the arbitration. The parties failed to implement the Nonbinding Agreement by the agreed upon date and thus the terms of the Nonbinding Agreement ceased to be operative. While the parties continue to seek to resolve the issues outstanding between them, which may involve materially altering the prior agreements between the parties, no assurance can be given that OSG will enter into a definitive agreement to resolve such issues, including the arbitration. The arbitration may be resumed by either party at any time.

Seven AMSC-owned product carriers are included in the Partnership’s operating fleet, and another one is part of its newbuild fleet. The Partnership has options to acquire from OSG the equity of the entities that have rights to bareboat charter from AMSC up to four product carriers, two of which would be converted to shuttle tankers by OSG.

Declaration of Cash Distribution

On July 29, 2009, the Board of Directors of OSG America LLC, the general partner of OSG America L.P., declared a quarterly distribution to all unitholders in the amount of $0.375 per unit for the three months ended June 30, 2009. The distribution of approximately $11.5 million will be paid on August 14, 2009 to unitholders of record on August 7, 2009. The Partnership generated $11.9 million of distributable cash flow for the second quarter of 2009, resulting in a distribution coverage ratio of 104%.

Myles Itkin, President and CEO of OSG America stated, “After much discussion, the Board decided to maintain the dividend for the second quarter for both common and subordinated units. Management’s current forecast indicates that distributable cash flow in the second half of 2009 through 2010 will be below that required to cover the Partnership’s historical quarterly distribution on the common and subordinated Partnership units. Recent deterioration of the Jones Act market resulting from lower U.S. oil demand and suspended or cancelled refinery expansion projects present near- and medium-term challenges for the Partnership. In addition, six vessels in the Partnership’s operating fleet will come off term charters by the end of 2009 and are expected to enter the spot market. The Board of Directors will continue to carefully evaluate the appropriate level of future distributions based on the Partnership’s financial condition, capital needed for future growth and earnings, and the general economic and financial market environment.”

Key Debt Metrics

As of June 30, 2009, total debt outstanding was $75 million, and $170 million was available under the Partnership’s $200 million senior secured revolving credit facility. The debt to total capital ratio at quarter end was 14.8%.

Fleet Information and Key Metrics

At June 30, 2009, the Partnership’s fleet totaled 30 vessels, aggregating 1.3 million deadweight tons, including one newbuild and six vessels for which the Partnership has options to purchase the equity of entities that own or bareboat charter-in such vessels within one year of each vessel’s delivery to OSG. See OSG America’s website for a detailed fleet list, which includes charter-in and charter-out dates and newbuild delivery dates.

Vessel Type	No. of Vessels Owned	No. of Vessels Chartered-In	Total as of Jun. 30, 2009	Total Dwt
Jones Act ATBs	8	1	9	280,126
Jones Act Product Carriers	5	7	12	554,757
Non-Jones Act Product Carriers	2	-	2	93,224
Total Operating Fleet	15	8	23	928,107
Jones Act ATBs	2	-	2	91,112
Jones Act Product Carriers/Shuttle Tankers	-	5	5	234,075
Total Dropdown and Newbuild Fleet	2	5	7	325,187
TOTAL OPERATING, DROPDOWN AND NEWBUILD FLEET	17	13	30	1,253,294

Utilization2 during the second quarter of 2009 for the Jones Act ATBs, Jones Act product carriers, and non-Jones Act product carriers was 90.7%, 99.0% and 98.9%, respectively. Second quarter utilization for Jones Act ATBs was negatively impacted by the lay up of the OSG 214 since April 2009.

The following tables provide information with respect to average daily TCE rates earned, revenue days, average daily vessel expenses and operating days for the three and six months ended June 30, 2009 and 2008.

	Three Months Ended Jun. 30, 2009		Three Months Ended Jun. 30, 2008		Six Months Ended Jun. 30, 2009		Six Months Ended Jun. 30, 2008
	Revenue Days	Average Daily TCE Rates	Revenue Days	Average Daily TCE Rates	Revenue Days	Average Daily TCE Rates	Revenue Days	Average Daily TCE Rates
Jones Act ATBs	743	$30,416	801	$32,764	1,534	$30,778	1,396	$32,539
Jones Act Product Carriers	1,011	$36,231	782	$34,077	1,939	$37,751	1,590	$34,246
Non-Jones Act Product Carriers	180	$27,661	155	$45,400	360	$31,264	300	$41,487
	1,934		1,738		3,833		3,286

In the second quarter of 2009, TCE rates for Jones Act ATBs were approximately $2,300 per day below the second quarter of 2008 due to lower Delaware Bay lightering volumes, which negatively affected two ATBs, and charter renewals at lower rates affecting another two ATBs. Jones Act product carriers were approximately $2,200 per day above rates in the same period of 2008. The increase in average TCE rates for the product carriers reflects the higher rate time charter contracts that were executed in 2006 for the vessels that have entered the fleet since the end of the first quarter in 2008. Lower rates for non-Jones Act product carriers reflect a combination of reduced worldwide oil demand and increased fleet tonnage, which have adversely impacted the international product carrier market in which these two vessels compete approximately half the time.

2Utilization is defined as revenue days (the number of calendar days during the period less days off hire for drydock, repair and lay up multiplied by the number of vessels) divided by the sum of operating days (the total number of calendar days multiplied by the number of vessels, excluding time chartered-in vessels) and time chartered-in days. Excluded from utilization is six revenue days for a time-chartered in conventional tug-barge unit.

	Three Months Ended Jun. 30, 2009		Three Months Ended Jun. 30, 2008		Six Months Ended Jun. 30, 2009		Six Months Ended Jun. 30, 2008
	Operating Days	Average Daily Vessel Expenses	Operating Days	Average Daily Vessel Expenses	Operating Days	Average Daily Vessel Expenses	Operating Days	Average Daily Vessel Expenses
Jones Act ATBs	819	$ 9,140	876	$ 8,352	1,629	$ 9,421	1,604	$ 7,981
Jones Act Product Carriers	1,021	$14,531	900	$16,627	1,962	$16,294	1,719	$16,932
Non-Jones Act Product Carriers	182	$10,835	182	$13,681	362	$ 9,459	364	$14,398
	2,022		1,958		3,953		3,687

Higher daily operating expenses for Jones Act ATBs in the second quarter of 2009 compared with the second quarter of 2008 are primarily due to the charter-in from OSG of the OSG 400, which charter-in was converted from a time charter to a bareboat charter in November 2008. The larger size of the ATB plus the complexity of the lightering trade, the trade in which the OSG 400 operates, requires a larger than average crew, resulting in higher average daily vessel expenses. Lower quarter-over-quarter daily expenses on Jones Act product carriers reflects lower expenses associated with the vessels in lay up. If the vessels in lay up were excluded, average daily operating expenses for the Jones Act product carriers and ATBs in the second quarter of 2009 would have been $16,042 and $9,527, respectively. Lower daily operating expenses for the non-Jones Act product carriers reflect an increase in the subsidy from the U.S. Government, which lowered expenses by approximately $800 per day compared with the same period of last year. In addition, in 2008 daily operating costs for the six-month period reflected increased repair costs of $1,000 per day.

Off Hire and Scheduled Drydocks

All U.S. Flag vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the second quarter of 2009 and anticipated days off hire for the Partnership’s owned and bareboat chartered-in vessels for the balance of 2009, by quarter. Actual off hire days in the second quarter of 2009 varied by 28 days from the prior projection of 116 days due to shorter than projected repair periods for the Jones Act ATBs. Projected off hire days for the third and fourth quarters of 2009 increased significantly from the prior projection because of the lay up of the Overseas Galena Bay and extension of the lay up of the OSG 214.

	Actual Days Off Hire	Projected Days Off Hire
	Q209	Q309	Q409
Jones Act ATBs	76	140	135
Jones Act Product carriers	10	99	137
Non-Jones Act Product Carriers	2	-	3
Total	88	239	275

The OSG 252 and the OSG 242 are scheduled to drydock in the third and fourth quarter, respectively.

Statement of Operations

	Three Months Ended		Six Months Ended
($ in thousands, except per unit amounts)	Jun. 30, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008
Shipping Revenues:
Time charter revenues	$45,679	$36,592	$90,846	$69,098
Voyage charter revenues	23,778	35,636	52,719	66,162
	69,457	72,228	143,565	135,260
Operating Expenses:
Voyage expenses	5,249	12,298	11,897	22,938
Vessel expenses	24,294	23,534	50,738	45,968
Charter hire expenses	15,556	12,169	29,171	18,845
Depreciation and amortization	13,026	13,679	25,620	26,700
General and administrative	5,332	5,119	11,241	11,005
Severance and relocation costs	74	—	2,100	—
Loss on sale of vessel	698	—	698	—
Total operating expenses	64,229	66,799	131,465	125,456
Income from vessel operations	5,228	5,429	12,100	9,804
Equity income of affiliated companies	573	1,030	1,138	1,623
Operating income	5,801	6,459	13,238	11,427
Other income	(13)	60	3	121
	5,788	6,519	13,241	11,548
Interest expense	1,122	1,594	2,373	2,858
Net income	$4,666	$4,925	$10,868	$8,690

General partner’s interest in net income	$94	$99	$218	$174
Limited partners’ interest in net income	$4,572	$4,826	$10,650	$8,516

Weighted-average units outstanding – basic and diluted	30,004,500	30,002,250	30,004,500	30,002,250

Balance Sheets

($ in thousands)	As of Jun. 30, 2009	As of Dec. 31, 2008

Assets
Current Assets:
Cash and cash equivalents	$13,339	$10,529
Voyage receivables	12,960	18,900
Other receivables	4,010	4,129
Inventory	2,192	1,855
Prepaid expenses and other current assets	5,967	4,770
Total current assets	38,468	40,183
Vessels, less accumulated depreciation	397,709	404,462
Vessel held for sale	—	1,310
Deferred drydock expenditures, net	18,914	26,536
Investment in Alaska Tanker Company, LLC	1,175	5,382
Intangible assets, less accumulated amortization	80,117	82,417
Other assets	18,901	14,271
Total assets	$555,284	$574,561

Liabilities and Partners’ Capital
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$28,203	$19,282
Advances from affiliated companies	11,592	12,586
Current portion of debt	3,098	3,007
Total current liabilities	42,893	34,875

Long-term debt	72,174	88,746
Other non-current liabilities	8,356	7,994
	123,423	131,615
Partners’ Capital	431,861	442,946
Total liabilities and partners’ capital	$555,284	$574,561

Cash Flow Statement

	Six Months Ended
($ in thousands)	Jun. 30, 2009	Jun. 30, 2008
Cash Flows from Operating Activities:
Net income	$10,868	$8,690
Items included in net income not affecting cash flows:
Depreciation and amortization	25,620	26,700
Undistributed earnings of affiliated companies	4,207	4,121
Other – net	1,400	785
Loss on sale of vessel	698	—
Payments for drydocking	(213)	(17,082)
Changes in operating assets and liabilities:
Decrease in receivables	6,059	8,173
Increase in other assets	(1,548)	(944)
Increase in accounts payable, accrued expenses and other liabilities	10,283	959
Net cash provided by operating activities	57,374	31,402

Cash Flows from Investing Activities:
Expenditures for vessels	(14,752)	(32,329)
Proceeds from sale of vessel	626	—
Net cash used in investing activities	(14,126)	(32,329)

Cash Flows from Financing Activities:
Net (repayments on)/proceeds from borrowings under revolving credit facility	(15,000)	59,000
Payments on debt and obligations under capital leases	(1,481)	(31,617)
Cash distributions paid	(22,963)	(17,221)
Payments for initial public offering transaction costs	—	(241)
Payments for deferred financing costs	—	(143)
Change in advances from affiliates	(994)	(2,608)
Net cash (used in)/provided by financing activities	(40,438)	7,170
Increase in cash and cash equivalents	2,810	6,243
Cash and cash equivalents at beginning of period	10,529	3,380
Cash and cash equivalents at end of period	$13,339	$9,623

Use of Non-GAAP Financial Information

Distributable Cash Flow

Distributable cash flow represents net income adjusted for depreciation and amortization expense, undistributed income from affiliated companies, non-cash charter hire expense and estimated capital expenditure reserves. Distributable cash flow is a quantitative standard used in the publicly traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Distributable cash flow is not required by accounting principles generally accepted in the United States and should not be considered as an alternative to net income or any other indicator of the Partnership’s performance required by accounting principles generally accepted in the United States.

The table below reconciles distributable cash flow to net income as reported in the statements of operations:

($ in thousands)	Three Months Ended Jun. 30, 2009	Six Months Ended Jun. 30, 2009
Net income	$4,666	$10,868
Add:
Depreciation and amortization	13,026	25,620
Interest expense	1,122	2,373
Distributions from affiliated companies	-	5,346
Loss on sale of vessel	698	698
Less:
Equity in income from affiliated companies	(573)	(1,138)
Charter hire expense	1,859	3,566
Cash interest expense	(1,038)	(2,206)
Drydocking capital expenditure reserve	(4,352)	(8,704)
Replacement capital expenditure reserve	(3,520)	(7,040)
Cash available for distribution	$11,888	$29,383

TCE Reconciliation

Consistent with general practice in the shipping industry, the Partnership uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenues generated from voyage charters to revenues generated from time charters. TCE revenues, a non-U.S. GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable U.S. GAAP measure, because it assists management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance.

The following table reconciles TCE revenues to shipping revenues, as reported in the statements of operations:

	Three Months Ended		Six Months Ended
($ in thousands)	Jun. 30, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008
TCE revenues	$64,208	$59,930	$131,668	$112,322
Voyage expenses	5,249	12,298	11,897	22,938
Shipping revenues	$69,457	$72,228	$143,565	$135,260

EBITDA

EBITDA represents operating earnings, which is before interest expense, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

The following table reconciles EBITDA to net income, as reported in the statements of operations:

($ in thousands)	Three Months Ended		Six Months Ended
	Jun. 30, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2009
Net income	$4,666	$4,925	$10,868	$8,690
Interest expense	1,122	1,594	2,373	2,858
Depreciation and amortization	13,026	13,679	25,620	26,700
EBITDA	$18,814	$20,198	$38,861	$38,248

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Forward-Looking Statements - This press release may contain forward-looking statements regarding the Partnership’s prospects, including the outlook for U.S. tanker and articulated tug barge markets, the outcome of negotiations with AMSC, OSG’s intention to tender for the outstanding common units of OSG America, the payment of cash distributions, the timely delivery of newbuilds in accordance with contracted terms, projected drydocking schedule, off hire days for the third and fourth quarter of 2009 and projected distributable cash flow for the balance of 2009 and 2010 and the forecast of U.S. economic activity and U.S. oil demand. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-look statements. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in such forward-looking statements are described in the Partnership’s Annual Report on Form 10-K for 2008 and those risks discussed in other reports the Partnership files with the Securities and Exchange Commission.

Conference Call Information - OSG America has scheduled a conference call for August 5, 2009 at 1:00 p.m. ET. Dial-in information for the call is (800) 762-8779 (domestic) and (480) 248-5081 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osgamerica.com in the Investor Relations & News Webcasts and Presentations section. The webcast will be available for 90 days. A replay of the call will be available by telephone through midnight August 12, 2009; the dial-in number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode is 4097790.

About OSG America L.P. - OSG America L.P. (NYSE: OSP) is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSP has an operating fleet of 23 Handysize product carriers and tug barges that trade primarily in the Jones Act market. OSG America L.P.’s limited partner units are listed on the New York Stock Exchange and trade under the symbol “OSP.” More information is available at www.osgamerica.com.

Contact Information - For more information contact Jennifer L. Schlueter, Vice President Investor Relations and Corporate Communications, OSG Ship Management, Inc. at +1 212.578.1699.